Exhibit 99.1
Discovery Holding Company
First Quarter Earnings Release
Englewood, Colorado — On May 8, 2008, Discovery Holding Company (“DHC”) will file its Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2008. The following release is being provided to supplement the information provided in the Form 10-Q.
DHC owns 100% of Ascent Media Group, LLC (“Ascent Media” or “AMG”), 100% of Ascent Media CANS, LLC (dba Accent Health) (“AccentHealth”) and 66 2/3% of Discovery Communications Holding, LLC (“Discovery”). Ascent Media provides creative and network services to the media and entertainment industries. AccentHealth operates one of the nation’s largest advertising-supported captive audience television networks serving doctor office waiting rooms nationwide. Discovery is a global media and entertainment company that provides original and purchased programming and online content in over 170 countries and territories.
Discovery
The presentation below includes information regarding 100% of Discovery’s revenue, operating cash flow and other selected financial metrics even though DHC only owns 66-2/3% of the equity of Discovery and accounts for Discovery as an equity affiliate. Please see page 8 for a discussion of why management believes this presentation is meaningful to investors. Unless otherwise stated, the financial results presented herein include the results of Travel Channel through the time of its disposition which occurred on May 14, 2007. Also, unless otherwise noted, all results herein exclude the results of the Discovery Channel Stores which ceased operations in the third quarter of 2007 and have been treated as discontinued operations for accounting purposes.
Discovery’s operations are divided into three groups: U.S. networks, international networks and commerce and education. Corporate expenses are excluded from segment results to enable executive management to evaluate business segment performance based upon decisions made directly by business segment executives.
Discovery Communications Holding, LLC: Consolidated Highlights
In US$ Millions unless otherwise noted

	1Q07	1Q08	Change
Consolidated Revenue	710	795	12%
Adjusted Revenue (excl. Travel Channel)	669	795	19%
Operating Cash Flow	190	286	51%
Adjusted OCF (excl. Travel Channel)	180	286	59%
OCF Margin	27%	36%	9	percentage pts
Adjusted OCF Margin (excl.Travel Channel)	27%	36%	9	percentage pts
Discovery’s consolidated revenue increased 12% to $795 million from $710 million and operating cash flow increased 51% to $286 million for the first quarter of 2008 compared to $190 million for the same period in 2007. Adjusted revenue, which excludes Travel Channel results for the first quarter of 2007, increased 19% and adjusted operating cash flow increased 59%. Operating cash flow and adjusted operating cash flow as a percentage of revenue (OCF margin and Adjusted OCF margin, respectively) both improved by 9 percentage points to 36% for the first quarter of 2008 compared to 27% for the same period in 2007. In the consolidated results of Discovery presented in DHC’s 2007 10-Q filed on May 9,

2007, first quarter 2007 reported operating cash flow margin for Discovery, which included the Discovery Channel Stores results, was 25%.
Consolidated revenue included a 9% or $33 million increase in distribution revenue due to international subscriber growth and an $11 million gain from favorable foreign currency exchange rates. Consolidated revenue also saw a 5% or $14 million increase in advertising revenue reflecting higher viewership in Europe, a $4 million gain from favorable foreign currency exchange rates, and higher cash sellouts and higher scatter market rates across most U.S. networks. Distribution and advertising revenue gains were partially offset by the disposition of the Travel Channel. Excluding Travel Channel results from the first quarter of 2007, distribution revenue increased 14% and advertising revenue increased 15% in the first quarter of 2008. Other revenue increased 74% or $37 million primarily as a result of a $16 million increase in ancillary revenue from a joint venture due to exceptional seasonal sales of Planet Earth DVDs, $9 million from U.S. networks’ sales representation of Travel Channel, and $4 million in digital media revenues from the acquisition of HowStuffWorks in December 2007.
Strong growth in operating cash flow was driven primarily by revenue growth of $85 million, as noted above, as well as $18 million less in content amortization expense. The OCF improvement was partially offset by investments in Discovery’s digital media business, which negatively impacted operating cash flow by $7 million.
STRATEGIC HIGHLIGHTS
In the first quarter of 2008, Discovery announced and executed on several strategic initiatives designed to create more valuable brands across its portfolio of networks including:
•	The announcement on January 15 of a planned joint venture with Oprah Winfrey and Harpo, Inc. to create a new multi-platform brand designed to entertain, inform and inspire people to live their best lives. The joint venture will be a trusted destination for high quality content on TV with OWN: The Oprah Winfrey Network, online with the Oprah.com website and additional digital and mobile extensions. It is expected that Discovery Health Channel will become OWN in the second half of 2009.

•	The rebranding of the Animal Planet brand on January 14 with a new brand positioning and programming strategy including a new logo, on-air look and the launch of eight new series and specials during the quarter targeting a more adult audience.

•	The rebranding of Discovery Times Channel as ID: Investigation Discovery on January 27 to address growing consumer interest in fact-based investigation and current affairs programming while leveraging Discovery’s extensive library and heritage in this category.

•	The establishment of a Board of Advisors and a number of programming and promotional announcements to support the June 4, 2008, debut of Planet Green, the first and only 24-hour eco-lifestyle television network committed to documenting, preserving and celebrating the planet. Discovery Home Channel will be rebranded as Planet Green and will be complemented by Treehugger.com, acquired in August 2007, to create a robust multimedia platform in the sustainability and environmental category.

•	The reinvestment of approximately 3 percentage points of U.S. networks’ OCF margin improvements on an adjusted basis in digital media assets, including the integration of HowStuffWorks and infrastructure upgrades and improved consumer applications across all of Discovery’s online properties including Discovery.com, TLC.com and AnimalPlanet.com.

•	Internationally, the January 2008 launch of DMAX UK, a new 24-hour entertainment channel to capitalize on a distribution opportunity in the UK on the more widely-viewed entertainment section of the electronic programming guide (EPG), and the launch of new local feeds for Home & Health in Mexico, Discovery Channel in Finland, Discovery Science and Discovery Civilisation in Poland to take advantage of local ad sales opportunities, as well as the introduction of local advertising sales in Russia and an in-house sales team in Romania. February 2008 also saw the launch of Discovery HD in Hong Kong and a new Discovery Channel magazine in Asia in partnership with Reader’s Digest.

•	The appointment of several new senior executives, including former AOL executive Kathleen Kayse as executive vice president, digital media sales, and former Weather Channel General Manager Wonya Lucas as Discovery’s new chief marketing officer.
Discovery Networks U.S
Discovery Networks U.S.: Highlights
In US$ Millions unless otherwise noted

	1Q07	1Q08	Change
Total Revenue	477	491	3%
Adjusted Revenue (excl. Travel Channel)	436	491	13%
Operating Cash Flow	210	247	18%
Adjusted OCF (excl. Travel Channel)	200	247	24%
OCF Margin	44%	50%	6	percentage pts
Adjusted OCF Margin (excl.Travel Channel)	46%	50%	4	percentage pts
U.S. networks’ revenue for the first quarter of 2008 increased 3% to $491 million from $477 million and operating cash flow increased 18% to $247 million from $210 million, as compared with the same period in 2007. This includes a 113% increase in digital media revenue primarily driven by the acquisitions of Treehugger.com and HowStuffWorks.com in the third and fourth quarters of 2007, respectively. Excluding Travel Channel results from the first quarter of 2007, U.S. Networks’ revenue increased 13% and operating cash flow increased 24%. U.S. networks’ OCF margin for the first quarter of 2008 improved by 6 percentage points to 50% compared to 44% in the first quarter of 2007. This improvement was driven by decreased content amortization expenses for the first quarter of 2008, partially offset by the increased strategic investment of $7 million in Discovery’s digital media assets. Adjusted OCF margin, which excludes Travel Channel, for the first quarter of 2007 was 46%.
Revenue growth during the quarter, excluding Travel Channel, was primarily driven by a 14% increase in advertising revenue due to higher cash sellouts and higher scatter market rates across most networks. Distribution revenue grew 6% for the quarter, excluding Travel Channel, primarily due to contractual rate increases for the fully distributed networks combined with a 5% increase in average paying subscription units, principally from networks carried on cable and satellite digital tiers. Revenue was also favorably impacted by an 80% increase in other revenue items, including Discovery’s advertising sales representation of Travel Channel and the acquisition of HowStuffWorks in December 2007.
U.S. networks’ operating expenses decreased 9% for the quarter, primarily due to the disposition of Travel Channel combined with the effect of the $129 million fourth quarter 2007 content impairment charge. This charge to recognize the lessened value of some content assets deemed by management to be no longer appropriate for its new branded programming strategies resulted in a temporary decrease in content amortization expense of $18 million for the first three months of 2008. This level of content amortization expense, which is lower than historical levels, is expected to continue through the third quarter of 2008 with the level of savings decreasing due to the commissioning of new programming and building back up the original inventory across brands which will result in a return to a regular amortization cycle for most networks.
Excluding Travel Channel results, quarterly operating expenses increased by 3% compared to the same period in 2007. The increase was driven by a 17% increase in SG&A expenses, primarily reflecting continued investment in digital media staffing and operations, as well as the expansion of network brand teams for Planet Green.
Audience delivery at Discovery’s fully distributed U.S. networks (Discovery Channel, TLC and Animal Planet) was generally lower in the first quarter of 2008, compared to the same period a year ago, as new creative management began to implement their brand, development and programming strategies. Additional marketing investment is expected on a go-forward basis to support original programming premieres across the portfolio, including Discovery Channel, Animal Planet and Planet Green in the second and third quarters of 2008.
The number of unique visitors to each of Discovery’s online properties more than doubled to approximately 33 million per month in March 2008 compared to approximately 13 million in March 2007, primarily driven by the acquisitions of Treehugger.com and HowStuffWorks.com in the third and fourth quarters of 2007, respectively, as well as a 17% increase in visitors to Discovery’s brand-aligned vertical websites. (Source: Omniture. Includes some duplication between properties for both periods.)
Discovery Networks International
Discovery Networks International: Highlights
In US$ Millions unless otherwise noted

	1Q07	1Q08	Change
Total Revenue	217	267	23%
OCF	27	69	156%
OCF Margin	12%	26%	14	percentage pts
International networks’ revenue increased 23% to $267 million from $217 million and operating cash flow increased 156% to $69 million from $27 million for the first quarter of 2008, as compared to the same period in 2007. Excluding foreign currency gains, revenue increased 15% and operating cash flow increased 117% in the first quarter. OCF margin for international networks in the first quarter of 2008 increased 14 percentage points to 26% from 12% in the first quarter of 2007.
Revenue growth was driven by a 24% increase in distribution revenue and a 19% increase in advertising revenue. Distribution revenue growth was primarily due to subscriber increases in Latin America, as well as Central and Eastern Europe, where many emerging economies are experiencing increased demand for pay TV. Excluding foreign currency gains, distribution revenue growth was 15%.
Advertising revenue growth was primarily due to strong performances in Germany and Central Europe and the impact of favorable foreign currency exchange rates. Discovery is continuing to benefit from investments in building local channels and infrastructure to support ratings and ad revenue growth in multiple markets. Excluding the impact of foreign currency exchange rates, advertising revenue growth was 11%.
Other revenue grew 30% in the first quarter, primarily reflecting growth at Antenna Audio in the UK, Europe and Taiwan. Excluding foreign currency gains, other revenue grew 28%.
Operating expenses for international networks increased 4% entirely due to foreign currency movements. Excluding the impact of foreign currency exchange rates, operating expenses remained flat.

Commerce and Education
Discovery Commerce and Education: Highlights
In US$ Millions unless otherwise noted

	1Q07	1Q08	Change
Total Revenue	23	25	9%
Operating Cash Flow	(3)	—
OCF Margin	(13)%	0%	13	percentage pts
Commerce and education revenue increased 9% to $25 million from $23 million for the first quarter of 2008, as compared to the same period in 2007. Commerce and education had break-even operating cash flow for the first quarter of 2008 as compared to an operating cash flow loss of $3 million in the first quarter of 2007. Revenue growth was primarily due to an increase in commerce revenue driven by continued DVD sales of Planet Earth as well as other popular series such as Human Body and Dirty Jobs. Education revenue grew slightly, driven by further penetration of core direct-to-school streaming businesses and new product introductions, and offset by a decrease in other non-digital services.
Corporate and Eliminations
Discovery Corporate and Eliminations: Highlights
In US$ Millions unless otherwise noted

	1Q07	1Q08	Change
Revenue
JV Programs, LLC	3	20	567%
Eliminations	(10)	(8)	20%
Total Revenue	(7)	12
Operating Cash Flow
JV Programs, LLC	2	14	600%
Corporate	(46)	(44)	4%
Total Operating Cash Flow	(44)	(30)	32%
Corporate expenses consist of corporate operations, executive management, and administrative support services. Also included in corporate are the results of Discovery’s consolidated Joint Venture (JV) Programs, LLC. Results were impacted by exceptional seasonal sales of Planet Earth DVDs through a joint venture programming partnership, which is in addition to DVD sales earned through Discovery’s commerce business and not expected to continue at the same level. Corporate costs decreased overall by 4% reflecting improved operating efficiencies and a reduction in organizational headcount as a result of a significant corporate restructuring in 2007. There was no similar restructuring in the first quarter of 2008. Corporate operating cash flow losses decreased 32% or $14 million to a loss of $30 million from a loss of $44 million for the same period in 2007.
Discovery’s outstanding debt balance was $4.1 billion at March 31, 2008, as compared to $2.9 billion at the end of the first quarter of 2007. The debt balance increased primarily due to the new term loan of $1.5 billion entered into in connection with the previously disclosed Cox transaction.

DHC
DHC’s consolidated revenue increased 9% or $15 million and consolidated operating cash flow decreased 33% or $5 million. DHC’s principal operating subsidiary, Ascent Media, is comprised of two global operating divisions – Creative Services Group and Network Services Group. Creative Services Group revenue is generated from fees for video and audio post production, special effects and editorial services for the television, feature film and advertising industries. Generally, these services pertain to the completion of feature films, television programs and television commercials. Additionally, the Creative Services group provides owners of film libraries a broad range of restoration, preservation, archiving, professional mastering and duplication services. Network Services group revenue consists of fees relating to facilities and services necessary to assemble and transport programming for cable and broadcast networks across the world via fiber, satellite and the Internet. The group also generates revenue from systems integration and field support services, technology consulting services, design and implementation of advanced video systems, engineering project management, technical help desk and field services. The AccentHealth business is accounted for as part of the Network Services Group.
Creative Services revenue decreased $19 million and operating cash flow decreased $10 million. Revenue decreased due to (i) a slowdown in television post production services in the U.S. driven primarily by the Writers’ Guild Strike, (ii) lower feature film revenue driven by smaller sound projects and (iii) a decrease in commercial revenue driven by strong worldwide demand in the prior year period. Operating expenses declined due to the decreased workload caused by the writer’s strike. Network Services revenue increased 54% or $34 million and operating cash flow more than doubled to $17 million. The increase in revenue was due to (i) increased system integration services revenue due to the timing of and increase in the number of large projects, (ii) an increase in content distribution revenue in the U.S. and U.K. and (iii) growth in the digital network at AccentHealth. Operating expenses decreased for the quarter due to the lower volume of completed projects and lower S,G& A expenses. Operating expenses increased for the year due to higher volumes in system integration services which have a higher percentage of equipment and labor costs. DHC corporate expenses also increased as a result of legal and accounting costs related to the proposed Newhouse Transaction and Ascent Spin-Off.
Discovery Communications Holding, LLC was formed in the second quarter of 2007 as part of a restructuring completed by Discovery Communications, Inc. (“DCI”). DCI became a wholly-owned subsidiary of Discovery, and Discovery is the successor reporting entity to DCI. Also during the second quarter, Discovery and Cox Communications Holdings, Inc. (“Cox”) completed an exchange of Cox’s 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash. Upon completion of the transaction, DHC owns a 66-2/3% interest in Discovery and Advance/Newhouse Communications (“Advance/Newhouse”) owns a 33-1/3% interest.
In December 2007, DHC announced that it had signed a non-binding letter of intent with Advance/Newhouse to combine their respective stakes in Discovery. As currently contemplated by the non-binding letter of intent, the transaction (“the Newhouse Transaction”), if completed, will involve the following steps: (i) DHC will spin-off to DHC shareholders a wholly-owned subsidiary holding substantially all of DHC’s cash, Accent Health and Ascent Media (“the Ascent Spin Off”), except for those businesses of Ascent Media that provide sound, music, mixing, sound effects and other related services, (ii) immediately following the spin-off, DHC will combine with a new holding company (“New DHC”), and existing DHC stockholders will receive shares of common stock of New DHC, and (iii) as part of this transaction, Advance/Newhouse will contribute its interests in Discovery and Animal Planet to New DHC in exchange for preferred stock of New DHC that, immediately after the closing of the transactions, will be convertible at any time into shares initially representing, on an as-converted basis, one-third of the outstanding shares of common stock of New DHC. The preferred stock held by Advance/Newhouse will entitle it to elect three members to New DHC’s board of directors and to exercise approval rights with respect to the taking of specified actions by New DHC and its consolidated subsidiaries. This transaction is expected to be completed during the third quarter of 2008.
NOTES
As a supplement to DHC’s consolidated statements of operations included in its 10-Q, the preceding is a presentation of financial information on a stand alone basis for Discovery and for the consolidated results of DHC for the three months ended March 31, 2008.
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2008, to the same periods in 2007. Please see page 10 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC’s consolidated segment operating cash flow for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the operating cash flow for DHC and Discovery to that entity’s operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2008 presentation.
OUTSTANDING SHARES AND LIQUIDITY
At March 31, 2008, there were approximately 281.0 million outstanding shares of DISCA and DISCB and 4.1 million shares of DISCA and DISCB reserved for issuance pursuant to employee stock options. At March 31, 2008, there were 4,086,446 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate cash proceeds to DHC of approximately $73 million. At March 31, 2008, DHC had $223 million of cash and liquid investments and no debt.
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as trend information in the discussion of Discovery’s and Ascent Media’s revenue, expenses and operating cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the operating businesses of DHC included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of DHC, including the most recently filed Form 10-K of DHC; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Additional Information
Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of the new holding company to be formed in connection with the transaction between DHC and Advance/Newhouse described in this release. The offer and sale of such shares in the proposed transaction will only be made pursuant to an effective registration statement. DHC stockholders and other investors are urged to read the registration statement, including the proxy statement/prospectus to be contained therein, to be filed with the SEC, because it will contain important information about the transactions. A copy of the registration statement and the proxy statement/prospectus, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Discovery Holding Company, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.
Participants in Solicitation
The directors and executive officers of DHC and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transaction. Information regarding DHC’s (and the new holding company’s) directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.
Contact: John Orr (720) 875-5622
SUPPLEMENTAL INFORMATION
Please see page 10 or the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2007 and 2008 of operating cash flow to operating income, as determined under GAAP, for each identified entity.
The selected information for Discovery included herein presents 100% of the revenue, operating cash flow, operating income and other selected financial metrics for Discovery even though DHC owns only 66-2/3% of Discovery and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC’s management reviews the operating performance of its investment in Discovery.  It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis.  Further DHC could not, among other things, cause Discovery to distribute to DHC our proportionate share of the revenue or operating cash flow of Discovery.
The selected financial information presented for Discovery was obtained directly from Discovery. DHC does not control the decision-making processes or business management practices of Discovery. The above discussion and following analysis of Discovery’s operations and financial position have been prepared based on information that DHC receives from Discovery and represents DHC’s views and understanding of Discovery’s operating performance and financial position based on such information. Discovery is not a separately traded public company, and DHC does not have the ability to cause Discovery’s management to prepare their own management’s discussion and analysis for our purposes. Accordingly, we note that the material presented in this publication might be different if Discovery’s management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by Discovery that would have a material effect on DHC’s consolidated financial statements.

QUARTERLY SUMMARY

(amounts in millions)	1Q07	2Q07	3Q07	4Q07	1Q08

DISCOVERY HOLDING COMPANY (100%)
Revenue	174	177	178	178	189
OCF	15	15	16	21	10
Operating Loss	(1)	(3)	(2)	(162)	(8)

DISCOVERY COMMUNICATIONS HOLDING, LLC (66.7%) (1)
Adjusted Revenue – U.S. Networks (2)	436	494	475	504	491
add: Revenue – Divestiture (2)	41	22	—	—	—
Revenue – U.S. Networks (3)	477	516	475	504	491
Revenue – International Networks (4), (5)	217	248	259	309	267
Revenue – Commerce, Education & Other (6)	23	33	20	74	25
Revenue – Corporate and Eliminations (7)	(7)	(11)	(9)	(1)	12

Revenue – Total	710	786	745	886	795

Adjusted Revenue — Total (2)	669	764	745	886	795
Adjusted OCF – U.S. Networks (2)	200	240	222	226	247
add: OCF – Divestitures (2)	10	5	—	—	—
less: OCF – Content Impairment (8)	—	—	—	(129)	—
OCF – U.S. Networks (3)	210	245	222	97	247
OCF – International Networks (4), (5)	27	56	55	72	69
Adjusted OCF – Commerce & Education (2)	(3)	7	(1)	9	—
less: OCF – Content Impairment (8)	—	—	—	(10)	—
OCF – Commerce, Education & Other (6)	(3)	7	(1)	(1)	—
OCF – Corporate and Eliminations (7)	(44)	(44)	(45)	(47)	(30)

OCF – Total	190	264	231	121	286

Adjusted OCF — Total (2)	180	259	231	260	286

Operating Income	135	267	152	68	284

(1)	Discovery – Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Discovery – Adjusted Revenue and OCF amounts exclude fourth quarter 2007 impairment charges and the results of the Travel Channel which, as previously disclosed, was disposed on May 14, 2007. Discovery believes these indicators to be important in order to facilitate comparability of results.

(3)	Discovery – Discovery Networks U.S.: Discovery Channel, TLC, Animal Planet, Discovery Health, Discovery Kids, Science Channel, Investigation Discovery, Discovery Home, Military Channel, HD Theater, Discovery Channel HD, Science Channel HD, Animal Planet HD, TLC HD, Fit TV, Travel Channel Representation, BBC-America Representation, BBC World Representation and online and other initiatives.

The financial results presented herein include the results of Travel Channel up to May 14, 2007, due to the disposal of Travel Channel in the transaction in which Discovery and Cox Communications Holdings, Inc. (“Cox”) completed an exchange of Cox’s 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash.

Operating cash flow for the first quarter of 2008 was positively impacted by a temporary decrease in content amortization expense of $18 million due to the effect of the $129 million fourth quarter 2007 content impairment charge, which recognized the lessened value of some content assets deemed by management to be no longer appropriate for its new branded programming strategies. This lower-than-previous-year level of content amortization expense is expected to continue through the third quarter of 2008 with the level of savings decreasing due to the commissioning of new programming and building back up the original inventory across brands which will result in a return to a regular amortization cycle for most networks.

(4)	Discovery – Discovery Networks International: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, India, Middle East; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Europe, Asia; Discovery Civilisation in UK, Europe, Latin America, Middle East; Discovery Science in UK, Europe, Latin America,

Asia, Middle East; Animal Planet in UK, Germany, Italy; Discovery en Español, Discovery Familia, Discovery Kids en Español, Discovery Travel & Living (Viajar y Vivir) in U.S.; Discovery Geschichte in Germany; Discovery HD in UK, Europe, Singapore; DMAX in Germany; Discovery Turbo in UK, Latin America, Spain and Portugal; consolidated BBC/Discovery joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; Middle East; People + Arts in Latin America, Spain and Portugal); and Antenna Audio, which designs, sources and manages portable digital information systems and audio productions.

Discovery Networks International Joint Ventures – Consolidated

Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa, Middle East; People + Arts in Latin America, Spain and Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by Discovery and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by Discovery and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(5)	Discovery – Discovery Networks International – Equity Affiliates:

Discovery accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that Discovery does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery HD Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, Discovery HD Canada, Animal Planet Canada and Discovery Historia Poland, are not consolidated and are not reflected in the results presented above.

(6)	Discovery – Commerce & Education: Commerce & Education is comprised of a mail-order catalog business, an on-line shopping site, a licensing and strategic partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.

On May 17, 2007, Discovery announced that it would close its 103 mall-based and stand-alone Discovery Channel stores, which closures were completed in the third quarter of 2007. These stores had been part of Discovery’s commerce business. As a result of the store closures, the above financial results of Discovery have been prepared to reflect the retail store business as discontinued operations. Accordingly, the revenue, costs and expenses of the retail store business have been excluded from the respective financial results included in this press release.

(7)	Discovery – Corporate: Corporate expenses consist of corporate functions, executive management, administrative support and JV Programs, LLC.

Corporate results for the first quarter of 2008 were positively impacted by $16 million in revenue related to exceptional seasonal sales of Planet Earth DVDs through a joint venture programming partnership, which is in addition to DVD sales earned through Discovery’s commerce business and not expected to continue at the same level. Year-over-year corporate cost improvements reflect a reduction in organizational headcount as a result of a significant corporate restructuring in 2007. There was no similar restructuring in the first quarter of 2008.

(8)	Discovery – Content Impairment are charges as a result of the new leadership’s evaluation of content which no longer fit the strategy of the businesses. Discovery views the strategic review impairment charge that occurred during 2007 as a result of the new leadership teams as unusual as it was taken in connection with the broad strategic review. As such, the strategic review impairment charge has been excluded from adjusted operating cash flow in order to improve comparability between periods.
NON-GAAP FINANCIAL MEASURES
This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for DHC on a consolidated basis and Discovery on a stand alone basis together with a reconciliation of that non-GAAP measure to such entity’s operating income, determined under GAAP. DHC defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation and accretion expense on asset retirement obligations). Operating cash flow, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation, accretion expense on asset retirement obligations and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.
DHC believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC’s management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).
DISCOVERY HOLDING COMPANY
SCHEDULE 1
The following table provides a reconciliation of consolidated segment operating cash flow to earnings before income taxes for the years ended December 31, 2007 and 2008, respectively.

(amounts in millions)	2007	2008

Consolidated segment operating cash flow	15	10
Stock-based compensation	(1)	—
Depreciation and amortization	(16)	(17)
Share of earnings of Discovery	22	66
Other, net	10	1

Earnings (loss) before income taxes	30	60

SCHEDULE 2
The following tables provide reconciliation of operating cash flow to operating loss calculated in accordance with GAAP for the three months ended March 31, 2007, June 30, 2007, September 30, 2007, December 31, 2007 and March 1, 2008, respectively.
Discovery’s Long Term Incentive Plan (LTIP) shown in Schedule 2 tracks the performance of DISCA shares. Discovery accounts for the LTIP in accordance with FAS 133, Accounting for Derivative Financial Instruments, and EITF 02-08, Accounting for Options Granted to Employees in Unrestricted, Publicly Traded Shares of an Unrelated Entity, as the value of units in the LTIP is indexed to the value of DHC Series A common stock. Changes in value of the LTIP contributed $36 million to Operating Income in the first quarter of 2008 versus a loss of $12 million in the year ago quarter. This change was driven by stock appreciation a year ago and declines in stock price during the first quarter of 2008. While carried as part of Operating Income, these fluctuations in the value of the LTIP have not been included as part of operating cash flow due to their significant volatility.

(amounts in millions)	1Q07	2Q07	3Q07	4Q07	1Q08

DISCOVERY HOLDING COMPANY (100%)
Operating Cash Flow	15	15	16	21	10
Depreciation and Amortization	(16)	(17)	(17)	(18)	(17)
Stock-Based Compensation Expense	(1)	—	(1)	—	—
Impairment of Goodwill	—	—	—	(165)	—
Other	1	(1)	—	—	(1)

Operating Loss	(1)	(3)	(2)	(162)	(8)

DISCOVERY COMMUNICATIONS
HOLDING, LLC (66.7%)
Operating Cash Flow	190	264	231	121	286
Depreciation and Amortization	(32)	(32)	(31)	(36)	(38)
Long-Term Incentive Plan	(12)	(73)	(44)	(12)	36
Restructuring Charge	(11)	(1)	(4)	(5)	—
Asset Impairment	—	(26)	—	—	—
Gain on Sale of Operating Assets	—	135	—	—	—

Operating Income	135	267	152	68	284